                                                                   EXHIBIT 12

                               CATERPILLAR INC.,
                      CONSOLIDATED SUBSIDIARY COMPANIES,
                      AND 50%-OWNED AFFILIATED COMPANIES

                      STATEMENT SETTING FORTH COMPUTATION
                     OF RATIOS OF PROFIT TO FIXED CHARGES
                             (Millions of dollars)

                           YEARS ENDED DECEMBER 31,

                                                                                     1995        1994       1993
                                                                                     ----        ----       ----
Profit...........................................................................   $ 1,136     $  955     $  681
Add:
  Provision for income taxes.....................................................       536        397         43
                                                                                    -------     ------     ------
Profit before taxes..............................................................   $ 1,672     $1,352     $  724
Fixed charges:
  Interest and other costs related to borrowed funds/(1)/........................   $   502     $  430     $  464
  Rentals at computed interest factors/(2)/......................................        51         51         53
                                                                                    -------     ------     ------
Total fixed charges..............................................................   $   553     $  481     $  517
                                                                                    -------     ------     ------
Profit before provision for income taxes and fixed charges.......................   $ 2,225     $1,833     $1,241
                                                                                    =======     ======     ======
Ratio of profit to fixed charges.................................................       4.0        3.8        2.4
                                                                                    =======     ======     ======

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/(1)/Interest expense as reported in the Consolidated Results of Operations plus the Company's proportionate share of 50 percent-owned affiliated companies' interest expense.

/(2)/Amounts represent those portions of rent expense that are reasonable approximations of interest costs.